EXHIBIT 99.2

CENTRAL PACIFIC FINANCIAL CORP.

SECTION 245.104 (b) (2) (ii) DETERMINATION PURSUANT TO REGULATION BTR
(BLACKOUT TRADING RESTRICTION)

This determination is being made pursuant to Section 245.104 (b) (2) (ii) of Regulation BTR (Blackout Trading Restriction).

This determination is required whenever an issuer is unable to give the notice required to be given under Section 245.104 of Regulation BTR, in advance of a “blackout period” (as such term is defined by Regulation BTR), due to events that were unforeseeable to, or circumstances that were beyond the reasonable control of, the issuer, and the issuer reasonably so determines.

Central Pacific Financial Corp. (“CPF”), issuer of equity securities, including CPF common stock, has reasonably determined that due to events unforeseeable to CPF and circumstances that were beyond the reasonable control of CPF, CPF was unable to provide the advance notice required to be given under said Section 245.104, with respect to a recent blackout period affecting the trading of CPF common stock held in the Central Pacific Financial Corp. Stock Fund of the Central Pacific Bank 401(k) Retirement Savings Plan (the “Plan”) as described in the attached “Important Notice Regarding Restrictions on Insider Trading During Pension Fund Blackout Periods”, dated December 4, 2003, which is incorporated herein by this reference (the “Notice”).

The misallocations of shares of CPF common stock, which are more fully described in the attached Notice, and which were the cause of the blackout period, arose entirely through no fault of CPF.  The misallocations were caused by third parties whom CPF reasonably relied upon to ensure, among other things, that such allocations were correctly maintained, performed, calculated, checked and reported.  The first indication to CPF of the misallocations, occurred on or about October 23, 2003, whereupon CPF took prompt action to further investigate the matter with its consultants.  After such further investigation, on or about October 29, 2003, CPF and its consultants confirmed that misallocations had occurred, and discussed the necessity to take corrective action, including a possible freeze on certain account activity in order to facilitate reallocations.  The Plan recordkeeper took immediate steps to initiate the adjustment process, including an immediate unforeseen blackout.  On or about November 12, 2003, the Plan recordkeeper provided to CPF a draft notice addressed to Plan participants indicating that the blackout began on October 29, 2003 and should end during the week of December 8.  At that time, it was unclear to CPF based on the information it had received from its consultants and the Plan recordkeeper whether the blackout that was initiated on October 29, 2003 qualified as a "blackout" for purposes of Regulation BTR.  Since then, CPF has communicated with its consultants and the Plan recordkeeper to clarify what actions were being taken and which portion of the Plan were being affected.  Upon final clarification of these matters, on December 3, 2003, CPF prepared and finalized the Notice.  CPF has taken all reasonably available measures to inform, as promptly as possible, Plan participants and the directors and executive officers of CPF of the reasons and timeframe for the blackout.  There was no reasonable opportunity to provide advance notice of the blackout to directors and executive officers of CPF.

This written determination, together with the attached Notice, shall be provided to all directors and executive officers of CPF as soon as reasonably practicable.

\s\ Clint Arnoldus		December 4, 2003
Print Name:	Clint Arnoldus	Date
Print Title:	Chairman, President and
Chief Executive Officer